Exhibit 99.4

Unaudited pro forma condensed combined financial statements of

Olin and the Dow Chlorine Products Business

The following unaudited pro forma condensed combined financial statements present the combination of the historical financial statements of Olin and DCP, adjusted to give effect to: (1) the Merger and (2) the other Transactions. Capitalized terms used herein are defined below under the caption “Helpful Definitions”.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 combine the historical consolidated statement of operations of Olin and the historical combined statement of income (loss) for DCP, giving effect to the Merger and the other Transactions as if they had been consummated on January 1, 2015, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Olin considered the acquirer of DCP. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on a preliminary estimate of the fair values of the tangible and intangible assets and liabilities of DCP. In arriving at the estimated fair values, Olin has considered the preliminary appraisals of independent consultants which were based on a preliminary and limited review of the assets and liabilities related to DCP transferred to, or assumed by, Blue Cube in the Transactions. Now that the Transactions have closed, Olin is in the process of completing the purchase price allocation after considering the fair value of DCP’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than the preliminary allocation of the purchase price presented in the notes to Olin’s unaudited historical consolidated financial statements as of and for the three months ended March 31, 2016, which are contained in Olin’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, and this difference may be material.

The historical combined financial statements of DCP have been “carved-out” from TDCC’s consolidated financial statements and reflect assumptions and allocations made by TDCC. DCP’s historical combined financial statements include all revenues, costs, assets and liabilities that are directly attributable to DCP. In addition, certain expenses reflected in DCP’s combined financial statements are an allocation from TDCC. Such expenses include, but are not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentive, insurance and stock-based compensation. The actual costs that may have been incurred if DCP had been a stand-alone company would depend on a number of factors, including the chosen organizational structure and strategic decisions made as to information technology and infrastructure requirements. As such, DCP’s combined financial statements do not necessarily reflect what DCP’s financial condition and results of operations would have been had DCP operated as a stand-alone company during the period or at the date presented.

The unaudited pro forma condensed combined financial statements do not reflect any benefits that may result from realization of approximately $250 million of annualized cost synergies expected to be realized within three years following the consummation of the Transactions, or, if Olin is able to increase sales to new third-party customers and access new product markets as a result of the Transactions, the potential additional annualized synergies of up to $100 million that Olin estimates may potentially be achievable within three years from the consummation of the Transactions. During 2015, Olin incurred $29.3 million of acquisition-related integration costs.

Olin expects to incur additional one-time costs in connection with the Transactions, including approximately $100 to $120 million in acquisition-related integration costs during the first three years following the consummation of the Transactions and $200 million in incremental capital spending during the first three years following the consummation of the Transactions that Olin management believes is necessary to realize the anticipated synergies from the Transactions.

The unaudited pro forma adjustments are based upon current available information and assumptions that Olin believes to be reasonable. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined financial statements are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations that the combined Olin and DCP would have reported had the Transactions been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements and should not be taken as being indicative of Olin’s future consolidated results of operations. The actual results may differ significantly from those reflected in the unaudited pro forma condensed combined financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed combined financial statements and actual amounts. As a result, the pro forma combined information does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Olin’s audited historical consolidated financial statements and related notes as of and for the year ended December 31, 2015, which are included in Olin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (filed with the SEC on March 1, 2016);

•	Olin’s unaudited historical consolidated financial statements and related notes as of and for the three months ended March 31, 2016, which are included in Olin’s Quarterly Report on Form 10-Q for the period ended March 31, 2016 (filed with the SEC on May 3, 2016);

•	DCP’s audited historical combined financial statements and related notes as of and for the year ended December 31, 2014, which are included in Olin’s Registration Statement on Form S-4 (Registration No. 333-203990) declared effective by the SEC on September 2, 2015; and

•	DCP’s unaudited historical combined financial statements and related notes as of and for the nine months ended September 30, 2015, which are included in Exhibit 99.3 to Olin’s Current Report on Form 8-K filed with the SEC on July 29, 2016.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015

	Olin Corporation	Historical Dow Chlorine Products Business	Pro forma adjustments	Note 2	Pro forma condensed combined
		(in millions, except per share data)
Sales	$2,854.4	$2,843.0	$(15.6)	A	$5,681.8
Operating expenses
Cost of goods sold	2,486.8	2,707.0	42.0	B	5,235.8
Selling and administration	186.5	116.0	(10.2)	C	292.3
Restructuring charges	2.7	—	—		2.7
Acquisition-related costs	123.4	—	(94.1)	D	29.3
Other operating income	45.7	—	—		45.7

Operating income (loss)	100.7	20.0	46.7		167.4
Earnings of non-consolidated affiliates	1.7	—	—		1.7
Interest expense	97.0	9.0	82.4	E	188.4
Interest income	1.1	—	—		1.1
Other income	0.2	(1.0)	—		(0.8)

Income (loss) before taxes	6.7	10.0	(35.7)		19.0
Income tax provisions (benefits)	8.1	23.0	(13.1)	F	18.0

Net income (loss)	$(1.4)	$(13.0)	$(22.0)		$(37.0)
Net income (loss) attributable to noncontrolling interests	—	(10.0)	10.0	G	—

Net income (loss) attributable to the business	$(1.4)	$(3.0)	$(32.0)		$(37.0)

Net income (loss) per common share attributable to the business
Basic	$(0.01)	$—	$—		$(0.22)
Diluted	$(0.01)	$—	$—		$(0.22)
Average common shares outstanding
Basic	103.4	—	61.7	H	165.1
Diluted	103.4	—	61.7	H	165.1

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Olin Corporation and subsidiaries notes to the unaudited pro forma condensed combined financial statements

Note 1. Basis of presentation

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma combined results of operations of Olin based upon the historical financial statements of each of Olin and DCP, after giving effect to the Merger and the other Transactions, and are intended to reflect the impact of the Merger and the other Transactions on Olin’s consolidated financial statements. The accompanying unaudited pro forma condensed combined financial statements have been prepared using, and should be read in conjunction with, the unaudited combined financial statements of DCP as of and for the nine months ended September 30, 2015 and the audited consolidated financial statements of Olin as of and for the year ended December 31, 2015. Assumptions and estimates underlying the pro forma adjustments are described in these notes. Since the accompanying unaudited pro forma condensed combined financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded may change these estimates as a more in-depth analysis is in the process of being completed now that the Transactions have closed and such differences may be material.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by Olin if the Transactions had been consummated for the periods presented or that will be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect adjustments for the costs of any integration activities or benefits that may result from realization of synergies expected to result from the Transactions. In addition, throughout the period presented in the unaudited pro forma condensed combined financial statements, the operations of DCP were conducted and accounted for as part of TDCC. DCP’s audited condensed financial statements have been derived from TDCC’s historical accounting records and reflect certain allocations of direct costs and expenses. All of the allocations and estimates in such financial statements are based on assumptions that the management of TDCC believes are reasonable. In the opinion of management, the unaudited pro forma condensed combined financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the period presented. DCP’s financial statements do not necessarily represent the financial position of DCP had it been operated as a stand-alone company during the period or at the date presented.

The unaudited pro forma condensed combined statement of operations combines the historical consolidated statement of operations of Olin for the year ended December 31, 2015, which reflects the operations of DCP for the period following the closing date of the Merger, and the historical combined statement of income (loss) of DCP for the nine months ended September 30, 2015, giving effect to the Merger and the other Transactions as if they had been consummated on January 1, 2015.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Olin considered the acquirer of DCP. The audited historical combined financial statements of DCP have been adjusted to reflect certain reclassifications in order to conform to Olin’s financial statement presentation.

Note 2. Income statement adjustments

The unaudited pro forma condensed combined statement of operations reflects the following adjustments (in millions):

(A)	Sales were adjusted as follows:

For the year ended December 31, 2015
Excluded assets/liabilities (1)	$(110.0)
Re-pricing of sales to TDCC (2)	80.0
Olin and DCP eliminations (3)	(9.0)
Stub period adjustment (4)	23.4

Total pro forma adjustment to sales	$(15.6)

(1)	Relates to adjustments to sales related to operations and commercial arrangements that were not transferred and commercial arrangements transferred in accordance with the Separation Agreement.
(2)	Represents the re-pricing of sales to TDCC relating to arrangements for long-term supply agreements for the sale of raw materials and services pursuant to the Separation Agreement. These agreements were executed on the closing date of the Merger. This pro forma adjustment represents changes in sales that would have been generated due to these agreements had they been in place on January 1, 2015.
(3)	Represents the elimination of DCP’s sales to Olin as reported in DCP’s historical statement of operations. There were no sales transactions from Olin to DCP for the period in 2015 prior to the closing date of the Merger.
(4)	Represents the sales from September 30, 2015, the last date of the third quarter reporting period, to October 5, 2015, the closing date of the Merger.

(B)	Cost of goods sold were adjusted as follows:

For the year ended December 31, 2015
Adjustment to depreciation and amortization of DCP assets acquired (1)	$107.7
Excluded assets/liabilities (2)	(70.0)
Re-pricing of raw materials and services to/from DCP/TDCC (3)	18.0
Olin and DCP eliminations (4)	(9.0)
Inventory step-up (5)	(24.0)
Stub period adjustment (6)	19.3

Total pro forma adjustment to cost of goods sold	$42.0

(1)	Represents the adjustment to DCP’s historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets and amortizable intangible assets and adjustments to their respective estimated remaining useful lives.
(2)	Represents adjustments to expenses related to operations and commercial arrangements that were not transferred and additional assets and commercial arrangements transferred in accordance with the Separation Agreement. This adjustment also includes a reduction of $9 million for the period prior to the closing date of the Merger associated with environmental expenses that were attributable to production sites not being transferred.
(3)	Relates to arrangements for long-term supply agreements for raw materials, including ethylene and benzene, and services pursuant to the Separation Agreement. These agreements were executed on the closing date of the Merger. This pro forma adjustment represents changes in raw material costs and operating expenses that would have been incurred due to these agreements had they been in place on January 1, 2015.
(4)	Represents the elimination of DCP’s sales to Olin as reported in DCP’s historical statement of operations. There were no sales transactions from Olin to DCP for period prior to the closing date of the Merger.

(5)	Represents the removal of the inventory step-up from cost of goods sold as it will not have a continuing impact on Olin.
(6)	Represents the cost of goods sold from September 30, 2015, the last date of third quarter reporting period, to October 5, 2015, the closing date of the Merger.

(C)	Selling and administration was adjusted as follows:

For the year ended December 31, 2015
Excluded assets/liabilities (1)	$(4.0)
Re-pricing of services to/from DCP/TDCC (2)	(5.0)
Non-qualified pension change in control (3)	(2.7)
Stub period adjustment (4)	1.5

Total pro forma adjustment to selling and administration	$(10.2)

(1)	Represents adjustments to expenses related to operations that were not transferred in accordance with the Separation Agreement.
(2)	Relates to arrangements for services between DCP and TDCC following the consummation of the Transactions pursuant to the Separation Agreement. These agreements were executed on the closing date of the Merger. This pro forma adjustment represents changes in operating expenses that would have been incurred due to these agreements had they been in place on January 1, 2015.
(3)	Relates to the elimination of the Olin non-qualified pension expense incurred for the year ended December 31, 2015. The plan with which these expenses were associated was terminated as a direct result of the Merger, which triggered a change in control clause for the pension plan. As a result, these expenses are not expected to have a continuing impact on results following the consummation of the Transactions.
(4)	Represents the selling and administration expenses from September 30, 2015, the last date of the third quarter reporting period, to October 5, 2015, the closing date of the Merger.

(D)	Acquisition-related costs were adjusted as follows:

For the year ended December 31, 2015
Transaction costs (1)	$(94.1)

Total pro forma adjustment to acquisition-related costs	$(94.1)

(1)	Relates to $47.0 million of advisory, legal, accounting and other professional fees and $47.1 million of costs associated with the change in control mandatory acceleration of expenses under deferred compensation plans as a result of the Transactions for the year ended December 31, 2015, which are directly attributable to the Merger, but which are not expected to have a continuing impact on results following the consummation of the Transactions.

(E)	Interest Expense

For the year ended December 31, 2015
Blue Cube Securities	$90.2
Senior Term Loan Facility (1)(2)	19.2
Sumitomo Term Facility (1)(3)	10.0
Olin term loan repayment (4)	(1.9)
JV entity debt Repayment (5)	(9.0)
Olin Revolving Facility (6)	0.9
Amortization of new debt issuance costs (1)	(27.0)

Total pro forma adjustment to interest expense	$82.4

(1)	For each one-eighth of 1% change in estimated interest rate associated with the $1,350 million in borrowings under the Senior Term Facility and the $600 million in borrowings under the Sumitomo Term Facility, interest expense would increase or decrease by approximately $2.4 million for the year ended December 31, 2015.
(2)	Olin and Blue Cube obtained $1,350 million of separate commitments for term loans and drew the entire amount in order to finance the Transactions. The annual average interest rate included in the unaudited pro forma condensed combined statement of operations with respect to the Senior Term Facility is based on the terms of the commitments.
(3)	Olin obtained $600 million of commitments for term loans and drew the entire amount in order to refinance indebtedness of the JV entity under the JV Credit Agreement and to pay fees and expenses of Olin and make other payments in connection with the Transactions. The annual average interest rate included in the unaudited pro forma condensed combined statement of operations with respect to the Sumitomo Term Facility is based on the terms of the commitments.
(4)	Represents repayment by Olin of the term loans outstanding under Olin’s Existing Credit Facilities. These term loans were repaid with the proceeds of the new indebtedness incurred by Olin.
(5)	Represents repayment by Olin of the indebtedness of the JV Entity under the JV Credit Agreement. The debt was repaid with the proceeds of the new indebtedness incurred by Olin.
(6)	Olin obtained a $500 million commitment for a senior unsecured revolving credit facility. These commitments were not drawn on for purposes of the Transactions, and the $0.9 million interest expense for the year ended December 31, 2015 relates to commitment fees on the undrawn Olin Revolving Facility.

(F)	For purposes of the unaudited pro forma condensed combined financial statements, a global blended statutory tax rate of approximately 37% has been used. This does not reflect Olin’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Olin following the consummation of the Transactions.

(G)	Represents the elimination of income attributable to noncontrolling interest due to the JV Partner’s exercise of its right for a Tag Event.

(H)	The adjustment to both weighted average shares outstanding and diluted weighted average shares outstanding is to reflect the 87.5 million shares of Olin common stock issued in the Merger. For purposes of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015, the dilutive impacts of stock-based compensation of 5.2 million shares have been excluded from the calculation of the pro forma diluted loss per share, as the effect of including them would have been anti-dilutive.

HELPFUL DEFINITIONS

•	“Blue Cube” means Blue Cube Spinco Inc., a Delaware corporation, a wholly-owned subsidiary of Olin and, prior to the Merger, a wholly-owned subsidiary of TDCC;

•	“Blue Cube Securities” means the notes that were issued by Blue Cube to TDCC immediately prior to the Distribution in connection with the Transactions;

•	“Contribution” means the contribution by TDCC, directly or indirectly, of the equity interests in the DCP Subsidiaries to Blue Cube pursuant to the Separation Agreement;

•	“DCP Subsidiaries” refers to the direct and indirect subsidiaries of TDCC that were formed for purposes of holding the transferred assets and certain assumed liabilities related to DCP following the Separation and were contributed to Blue Cube prior to the consummation of the Distribution, pursuant to the Contribution;

•	“Distribution” means the distribution by TDCC of its shares of Blue Cube common stock to the holders of shares of TDCC common stock by way of an exchange offer;

•	“Dow Chlorine Products Business” or “DCP” means TDCC’s U.S. chlor-alkali and vinyl, global epoxy and global chlorinated organics business, including TDCC’s equity interests in the JV Entity, each of which were formerly owned by TDCC and subsequently acquired by Olin;

•	“Existing Credit Facilities” means Olin’s $410 million senior credit facilities, dated June 24, 2014;

•	“JV Credit Agreement” means the Credit Agreement governing the existing indebtedness of the JV Entity;

•	“JV Entity” means Dow-Mitsui Chlor-Alkali LLC, a joint venture between TDCC and Mitsui & Co. Texas Chlor-Alkali, Inc.;

•	“JV Partner” means Mitsui & Co. Texas Chlor-Alkali, Inc.;

•	“Merger” means the combination of Olin’s business and the Dow Chlorine Products Business through the merger of Merger Sub with and into Blue Cube, whereby the separate corporate existence of Merger Sub ceased and Blue Cube continued as the surviving company and as a wholly-owned subsidiary of Olin, as contemplated by the Merger Agreement;

•	“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 26, 2015, among TDCC, Blue Cube, Olin and Merger Sub;

•	“Merger Sub” means Blue Cube Acquisition Corp., a Delaware corporation and formerly a wholly-owned subsidiary of Olin that was formed for purposes of the Merger;

•	“Olin” means Olin Corporation and its subsidiaries, including Blue Cube and its subsidiaries, unless the context otherwise requires;

•	“Olin Revolving Facility” means the revolving facility under the Amended and Restated Credit Agreement, dated as of October 5, 2015, by and among Olin, Blue Cube, Olin Canada ULC, Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein;

•	“Senior Term Facility” means the term facility under the Amended and Restated Credit Agreement, dated as of October 5, 2015, by and among Olin, Blue Cube, Olin Canada ULC, Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein;

•	“Separation” means the transfer by TDCC to Blue Cube or the DCP Subsidiaries directly or indirectly of the transferred assets and certain assumed liabilities related to DCP pursuant to the Separation Agreement;

•	“Separation Agreement” means the Separation Agreement, dated as of March 26, 2015, among TDCC and Blue Cube;

•	“Sumitomo Term Facility” means the term facility under the credit agreement, dated as of August 25, 2015 (as amended, supplemented or otherwise modified from time to time), among Blue Cube, Olin and the agents and lenders named therein;

•	“Tag Event” means the exercise by the JV Partner prior to the closing date of the Merger of its right to transfer all of its equity interests in the JV Entity to TDCC or TDCC’s designee in connection with the Transactions pursuant to the organizational documents of the JV Entity;

•	“TDCC” means The Dow Chemical Company, a Delaware corporation; and

•	“Transactions” means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Separation, the Contribution, the Distribution and the Merger.